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                                                                  EXHIBIT 10.20e


                            KENDLE INTERNATIONAL INC.
                        1998 EMPLOYEE STOCK PURCHASE PLAN


         1.       PURPOSE.

         The purpose of this Plan is to provide employees of Kendle and its subsidiaries added incentive to their employment and to encourage their increased efforts to promote the best interests of Kendle. The Plan seeks to accomplish this purpose by permitting eligible employees to purchase Common Shares of Kendle at below-market prices. For purposes of the Plan, a subsidiary of the corporation of which Kendle is the common parent, is as defined by the Internal Revenue Code of 1986 in Section 424(f). As used in this Plan, the term "Kendle" means Kendle International Inc. and all such subsidiaries. This Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code and all provisions of this Plan are to be construed so as to meet that tax objective.

         2.       ELIGIBILITY.

         This Plan is available to each Eligible Employee of Kendle who meets the following tests on the first day of a Purchase Period as defined in Section
3. An Eligible Employee is one (a) who has been continuously employed by Kendle for at least one month; (b) whose customary employment by Kendle is at least 24 hours per week; and (c) whose customary employment by Kendle is more than five months in any calendar year.

         An Eligible Employee may not purchase Common Shares hereunder if, immediately thereafter such employee would own 5% or more of the total combined voting power or value of all classes of stock of Kendle or any subsidiary including attributable stock under Section 424(d) of the Internal Revenue Code, or if, for a given calendar year, such employee's aggregate rights to purchase stock under all employee stock purchase plans of Kendle would exceed $25,000 of fair market value of such stock for such calendar year, all determined in the manner provided by Section 423(b)(8) of the Internal Revenue Code.

         3.       EFFECTIVE DATE; TERM; PURCHASE PERIODS.

         This Plan shall become effective on June 30, 1998 or such later date as may be specified by the Board of Directors. This Plan shall cease to be effective unless, within 12 months after the date of its adoption by the Board, it has been approved at a meeting of the shareholders of Kendle.

         This Plan shall remain in effect until all Common Shares issuable under the Plan have been issued or June 30, 2003, whichever occurs first.

         A "Purchase Period" shall consist of the twelve month period beginning on each July 1, commencing on or after the effective date and prior to termination of the Plan.



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         4.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by a Committee designated by the Board consisting of two or more members of the Board, each of whom is a Non-Employee Director within the meaning of Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934.

         In addition to the power to amend or terminate the Plan pursuant to
Section 9, the Committee shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including Kendle, any participant and any other employee of Kendle. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

         The Plan shall be administered so as to ensure all participants have the same rights and privileges as are provided by Section 423(b)(5) of the Internal Revenue Code.

         5.       BASIS OF PARTICIPATION.

                  5.1 PAYROLL DEDUCTION. Each Eligible Employee shall be entitled to enroll in the Plan as of the first day of the Purchase Period which begins after such employee has become an Eligible Employee.

         To enroll in the Plan, an Eligible Employee shall execute and deliver a payroll deduction authorization to Kendle or its designated agent. The authorization shall become effective on the first day of the Purchase Period following the execution and delivery of such authorization. Each authorization shall direct that payroll deductions be made by Kendle for each payroll period during which the employee is a participant in the Plan. The amount of each payroll deduction for each such payroll period shall be a whole percentage amount or a whole dollar amount, as determined by the Committee, in either case not less than One Percent nor more than Ten Percent, or such greater or lesser percentages as may be determined by the Committee, of the participant's current regular wage or salary (before withholding or other deductions) paid to him/her by Kendle.

         Payroll deductions (and any other amount paid under the Plan) shall be made for each participant in accordance with his/her authorization until participation in the Plan terminates, the authorization is revised or the Plan terminates, all as hereinafter provided.

         A participant may not change the amount of payroll deduction during any Purchase Period. Any requested changes on the amount of payroll deductions will be effective beginning


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on the first day of the next Purchase Period, subject to a participant's right to terminate participation in the Plan at any time as provided in Section 8.

         Payroll deductions shall be credited to an account established for each participant. At the end of each Purchase Period, the amount in each participant's account will be applied to purchase Kendle Common Shares for such Purchase Period. No interest shall accrue at any time for any amount credited to a participant's account.

                  5.2 OTHER METHODS OF PARTICIPATION. The Committee may establish additional procedures whereby Eligible Employees may participate in the Plan by means other than payroll deduction, such as delivery of funds by participants in a lump sum or automatic charges to participants' bank accounts. Such other methods of participating shall be subject to such rules and conditions as the Committee may establish. The Committee may at any time amend, suspend or terminate any participation procedures established pursuant to this paragraph without prior notice to any participant to Eligible Employee.

         6.       PURCHASE PRICE.

         The purchase price for Common Shares purchased under the Plan for any Purchase Period shall be the lesser of (i) 85% of the fair market value of the Common Stock on the first day of such Purchase Period or (ii) 85% of the fair market value of the Common Shares on the last day of such Purchase Period. "Fair market value" means the average of the highest and lowest quoted selling prices for the Common Share as reported on the National Market System of The Nasdaq Stock Market or such other consolidated transaction reporting system on which the shares are primarily traded. If the shares are not traded on such date, then the next preceding day on which the shares were traded, all as reported by such source as the Committee may select. If the shares are not traded on a national securities exchange or other market system, fair market value shall be set under procedures established by the Committee.

         7.       ISSUANCE OF SHARES.

         Common Shares purchased by each participant shall be considered to be issued and outstanding to the participant's credit as of the close of business on the last day of each Purchase Period. A participant may any time withdraw certificates for all or a portion of the Common Shares credited to his or her account by giving written notice to Kendle, provided, however, that (a) no such request may be made more frequently than once per Purchase Period, (b) such request shall be for at least 25 Common Shares and (c) no participant shall be entitled to receive a certificate for any fractional share. Kendle will pay any stamp taxes imposed in connection with the issuance of any certificate under the Plan.

         After the close of each Purchase Period, a report will be sent to each participant stating entries made to the account, the number of Common Shares purchased and the applicable purchase price.






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         8.       TERMINATION OF PARTICIPATION.

         A participant may at any time terminate participation in the Plan, provided such termination is received by Kendle in writing prior to the last business day of the Purchase Period for which such termination is to be effective. Upon any such termination, Kendle shall promptly deliver to such participant certificates for the number of full Common Shares held in the account and cash equal to any remaining balances and in lieu of any fractional shares. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a Common Share on the last day of the Purchase Period immediately preceding such termination, determined as provided in Section 6.

         If the participant dies, terminates employment with Kendle for any reason, or otherwise ceases to be an Eligible Employee, participation in the Plan shall immediately terminate. In such event, certificates for the number of full Common Shares held in the account, cash equal to any remaining balances and the cash equivalent of any fractional share so held, determined as provided in
Section 6, shall be delivered promptly to such participant.

         9.       TERMINATION OR AMENDMENT OF THE PLAN.

         Kendle may terminate the Plan at any time. Notice of termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

         The Plan will terminate in any event when the maximum number of Common Shares to be sold under the Plan has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board may determine an equitable basis of allocating available shares among all participants.

         The Board may amend the Plan from time to time; provided, however, no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment is to be effected, (b) increase the maximum number of Common Shares which may be purchased under the Plan, (c) decrease the purchase price of the Common Shares for any purchase period below the lesser of 85% of fair market value on either of the first or the last day of such Purchase Period or (d) adversely affect the qualification of the Plan under Section 423 of the Internal Revenue Code.

         Upon termination of the Plan, certificates for the number of full Common Shares held in the account, cash equal to any remaining balances and the cash equivalent of any fractional share so held, determined as provided in
Section 6, shall be delivered promptly to such participant.


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         10.      NON-TRANSFERABILITY.

         No right or interest in this Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. Any attempted assignment, transfer, pledge or other disposition of any rights under this Plan shall be null and void and shall automatically terminate all rights of a participant under the Plan.

         11.      SHAREHOLDER'S RIGHTS.

         No Eligible Employee or participant shall by reason of this Plan have any rights of a shareholder of Kendle until and to the extent such person acquires Common Shares as herein provided.

         12.      MAXIMUM NUMBER AND SOURCE OF SHARES; ADJUSTMENTS.

         The maximum number of Common Shares which may be purchased under this Plan is Five Hundred Thousand (500,000) shares. Common Shares sold hereunder may be treasury shares, authorized and unissued shares, or a combination thereof. The Committee may also purchase Common Shares on behalf of the participants through market transactions.

         If Kendle shall, at any time change its issued Common Shares into a different number through stock dividend, stock split, combination or otherwise, the number of Common Shares specified in this Plan shall be proportionately adjusted.

         13.      MISCELLANEOUS.

                  13.1 Any authorization, election, notice or document under this Plan from an Eligible Employee or participant shall be delivered to Kendle and shall be effective when delivered.

                  13.2 This Plan, and Kendle's obligation to sell and deliver Common Shares hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for Kendle, be required.